Exhibit 99.1

FOR RELEASE THURSDAY, OCTOBER 25, 2018

Investor Contact:	Press Contact:

Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Jordan Hassin Iridium Communications Inc. +1 (703) 287-7421 jordan.hassin@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2018 RESULTS; COMPANY

RAISES 2018 OUTLOOK

•    2018 Outlook for Service Revenue Growth Raised to Approximately 14%

•    2018 Outlook for OEBITDA Raised to Approximately $300 Million

MCLEAN, Va. – October 25, 2018 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2018 and updated its full-year 2018 outlook. Net loss was $12.9 million, or $0.13 per diluted share, for the third quarter of 2018, as compared to net income of $29.3 million, or $0.23 per diluted share, for the third quarter of 2017. This decrease in net income was primarily the result of a $39.2 million increase in depreciation and amortization expense from the year-ago period, reflecting an increased number of Iridium NEXT satellites in service. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $79.4 million, as compared to $71.8 million for the prior-year period, representing a year-over-year increase of 11% and an OEBITDA margin(1) of 58%. OEBITDA benefitted from higher commercial service revenue and continued strength in equipment sales.

Iridium reported third-quarter total revenue of $136.8 million, which consisted of $105.7 million of service revenue and $31.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 17% versus the comparable period of 2017, while service revenue grew by 18% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the third quarter of 2018.

The Company ended the quarter with 1,092,000 total billable subscribers, which compares to 949,000 for the year-ago period and is up from 1,047,000 for the quarter ended June 30, 2018. Total billable subscribers grew 15% year-over-year, driven by growth in IoT and government customers.

“Iridium continued to enjoy significant subscriber and sales momentum into the third quarter, which drove double-digit growth in revenue and operational EBITDA,” said Matt Desch, CEO, Iridium. Desch continued, “based upon the strong growth we are seeing from all commercial service business lines, we are raising our full-year guidance for total service revenue and operational EBITDA.”

Commenting on Iridium® NEXT, Desch said, “The final launch of 10 Iridium NEXT satellites is scheduled for December 30. These satellites will complete the Iridium NEXT mission and enable new service through Iridium’s upgraded network with 66 operational Iridium NEXT satellites and 9 in-orbit spares. Among the services to be delivered by Iridium’s next-generation L-band constellation are superior IoT and broadband services powered by Iridium CertusSM.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 61% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $83.7 million, up 23% from last year’s comparable period.

•

Commercial voice and data subscribers totaled 367,000 in the third quarter, compared to 368,000 a year earlier. Commercial voice and data average revenue per user (“ARPU”) increased during the third quarter to $47 as a result of the rollout of new pricing plans earlier this year. Commercial IoT data subscribers grew 26% from the year-ago period to 612,000 customers driven by continued strength in consumer personal communications and tracking devices. Commercial IoT data ARPU remained steady at $13 during the third quarter.

•

Iridium’s commercial business ended the quarter with 979,000 billable subscribers, which compares to 854,000 for the year-ago period and is up from 940,000 for the quarter ended June 30, 2018. IoT data subscribers represented 63% of billable commercial subscribers at the end of the quarter, an increase from 57% at the end of the prior-year period.

•

Hosted payload and other data service revenue increased by $7.4 million, or 331%, from the prior year primarily due to increased hosting and data services and an increase in Satellite Timing and Location (“STL”) services.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates under two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22 million, consistent with the prior-year period, as the final step up in the fixed fee under the Company’s airtime services contract with DISA occurred in 2015.

•

Iridium’s government business ended the quarter with 113,000 subscribers, which compares to 95,000 for the year-ago period and is up from 107,000 for the quarter ended June 30, 2018. Government voice and data subscribers increased 14% from the year-ago period to 56,000 as of September 30, 2018. IoT data subscribers increased 24% year-over-year and represented 50% of government subscribers, an increase from 48% at the end of the prior-year period.

Equipment

•	Equipment revenue was $26.1 million during the third quarter, up 20% from the prior-year period.

•	The Company expects full-year equipment sales to exceed 2017 levels.

Engineering & Support

•	Engineering and support revenue was up slightly from the prior-year’s quarter at $4.9 million and continues to reflect the episodic nature of commercial and government-sponsored projects.

Capital expenditures were $79.7 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the third quarter with credit facility gross debt of $1.8 billion and a cash and cash equivalents balance of $381.5 million. Net debt was $1.6 billion, calculated as $1.8 billion of credit facility gross debt and $360.0 million of gross unsecured notes, less $381.5 million of cash and cash equivalents, as well as $190.9 million in restricted cash.

2018 Outlook

The Company raised its full-year 2018 outlook for total service revenue growth and OEBITDA. The Company now expects:

•	Total service revenue growth of approximately 14% for the full-year 2018 (previous outlook was for growth between 12% and 14%).

•	Full-year 2018 OEBITDA of approximately $300 million (previous outlook was between $290 million and $300 million). OEBITDA for 2017 was $265.6 million.

Long-Range Outlook

The Company updated its long-range outlook for peak net leverage and affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes and 2019 net leverage. Based on the expected 2018 Iridium NEXT system completion, the Company expects:

•	Total service revenue of approximately $440 million for the full-year 2019.

•	OEBITDA margin of approximately 60% in 2019.

•	Negligible cash taxes through approximately 2020.

•	Peak net leverage between 5.5x and 5.75x OEBITDA in 2018 (previous outlook was for peak net leverage of approximately 6.0x OEBITDA in 2018).

•	Net leverage of approximately 4.5x OEBITDA in 2019.

(1)	Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction. Iridium NEXT revenue and expenses were excluded from Operational EBITDA through 2017. In 2018, Iridium NEXT revenues and recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)) will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These Construction Costs, which beginning in 2018 principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2019. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction, the

Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2018 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP net income (loss)	$(12,856)	$29,253	$(5,802)	$91,979
Interest (income) expense, net	20,145	(1,246)	37,295	(2,911)
Income tax (benefit) expense	(1,657)	10,055	10,025	40,195
Depreciation and amortization	62,140	22,944	151,096	56,652
Iridium NEXT expenses, net	8,020	6,823	23,189	15,350
Share-based compensation	3,598	3,948	10,743	11,686
Non-cash gain on Boeing transaction	—	—	—	(11,003)

Operational EBITDA	$79,390	$71,777	$226,546	$201,948

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, October 25, 2018. Participants should dial (412) 858-4600 and ask to access the Iridium call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at http://investor.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for 2018; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the timing of Iridium NEXT launches and the introduction of related services, including Iridium Certus, and anticipated equipment revenue. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the manufacture and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018, and in the Company’s Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on October 25, 2018, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,
	2018	2017
Revenue:
Service revenue
Commercial	$83,741	$67,902
Government	22,000	22,000

Total service revenue	105,741	89,902
Subscriber equipment	26,130	21,784
Engineering and support service	4,893	4,861

Total revenue	136,764	116,547

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	22,226	20,883
Cost of subscriber equipment sales	14,074	12,186
Research and development	5,058	3,981
Selling, general and administrative	27,255	18,471
Depreciation and amortization	62,140	22,944

Total operating expenses	130,753	78,465

Operating income	6,011	38,082

Other income (expense), net:
Interest income (expense), net	(20,145)	1,246
Other expense, net	(379)	(20)

Total other income (expense), net	(20,524)	1,226

Income (loss) before income taxes	(14,513)	39,308
Income tax benefit (expense)	1,657	(10,055)

Net income (loss)	(12,856)	29,253
Series A preferred stock dividends, undeclared	—	1,750
Series B preferred stock dividends, undeclared	2,084	2,109

Net income (loss) attributable to common stockholders	$(14,940)	$25,394

Operational EBITDA	$79,390	$71,777

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,
	2018	2017
Revenue:
Service revenue
Commercial	$233,449	$192,298
Government	66,000	66,000

Total service revenue	299,449	258,298
Subscriber equipment	77,777	57,742
Engineering and support service	13,617	16,537

Total revenue	390,843	332,577

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	63,822	59,209
Cost of subscriber equipment sales	44,907	33,158
Research and development	15,207	10,222
Selling, general and administrative	74,016	58,099
Depreciation and amortization	151,096	56,652

Total operating expenses	349,048	217,340

Gain on Boeing transaction	—	14,189

Operating income	41,795	129,426

Other income (expense), net:
Interest income (expense), net	(37,295)	2,911
Other expense, net	(277)	(163)

Total other income (expense), net	(37,572)	2,748

Income before income taxes	4,223	132,174
Income tax expense	(10,025)	(40,195)

Net income (loss)	(5,802)	91,979
Series A preferred stock dividends, declared and paid excluding cumulative dividends	1,750	1,750
Series B preferred stock dividends, declared and paid excluding cumulative dividends	2,109	2,109
Series A preferred stock dividends, undeclared	—	3,500
Series B preferred stock dividends, undeclared	4,193	4,218

Net income (loss) attributable to common stockholders	$(13,854)	$80,402

Operational EBITDA	$226,546	$201,948

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$51,468	$46,485	11%	$143,909	$132,333	9%
IoT data(2)	22,632	$19,181	18%	63,250	54,616	16%
Hosted payload and other data service(3)	9,641	$2,236	331%	26,290	5,349	391%

Total commercial data service	83,741	67,902	23%	233,449	192,298	21%
Government service revenue(4)	22,000	22,000	0%	66,000	66,000	0%

Total service revenue	105,741	89,902	18%	299,449	258,298	16%
Subscriber equipment	26,130	21,784	20%	$77,777	$57,742	35%
Engineering and support(5)
Commercial	347	784	-56%	$542	$1,991	-73%
Government	4,546	4,077	12%	$13,075	$14,546	-10%

Total engineering and support	4,893	4,861	1%	13,617	16,537	-18%

Total revenue	$136,764	$116,547	17%	$390,843	$332,577	18%

Operational EBITDA
Operational EBITDA	$79,390	$71,777	11%	$226,546	$201,948	12%

Other
Capital expenditures (6)	$79,698	$122,540		$294,729	$290,712
Net debt (7)	$1,561,503	$1,376,501
Cash, cash equivalents, and marketable securities	$381,454	$350,361
Credit facility	$1,773,869	$1,800,000
Deferred financing costs	(87,921)	(104,168)

Credit facility, net	$1,685,948	$1,695,832

(1) Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.

(2) IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.‘s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3) Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.‘s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4) Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.

(5) Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.‘s satellite system.

(6) Capital expenditures based on cash spent in the respective period.

(7) Net debt is calculated by taking the sum of the gross credit facility and gross high yield notes, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of September 30,
	2018	2017	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data and IoT data service
Voice and data	367	368	0%
IoT data	612	486	26%

Total commercial voice and data and IoT data service	979	854	15%
Government
Voice and data and IoT data service
Voice and data	56	49	14%
IoT data	57	46	24%

Total government voice and data and IoT data service	113	95	19%

Total billable subscribers	1,092	949	15%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data and IoT data service
Voice and data	3	8	-63%	8	15	-47%
IoT data	36	25	44%	102	73	40%

Total commercial voice and data and IoT data service	39	33	18%	110	88	25%
Government
Voice and data and IoT data service
Voice and data	2	1	100%	4	5	-20%
IoT data	4	2	100%	9	6	50%

Total government voice and data and IoT data service	6	3	100%	13	11	18%

Total net billable subscriber additions	45	36	25%	123	99	24%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
ARPU (2) (3)
Commercial
Voice and data	$47	$43	9%	$44	$41	7%
IoT data	$13	$13	-2%	$13	$13	-4%

(1) Subscribers as of the end of the respective period.

(2) Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.

(3) Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.